Exhibit (99.1)


EASTMAN KODAK COMPANY


Media Contact:
Barbara Pierce		585-724-5036		barbara.pierce@kodak.com

Kodak Board Elects New Member to Board of Directors

Verizon's Dennis Strigl Brings Wealth of Experience From Wireless
Communications Industry


ROCHESTER, N.Y., Feb. 22 - Eastman Kodak Company (NYSE:EK) announced today that Dennis F. Strigl, President and Chief Operating Officer of Verizon Communications, was named to the company's board of directors, effective February 21, 2008.

       Mr. Strigl, 61, became President and COO of Verizon in January 2007. In 2000, he was responsible for bringing together the domestic wireless operations of Bell Atlantic, Vodafone AirTouch and GTE to form Verizon Wireless, for which he served as President and CEO until being named to his current position with the company.

      "I am pleased to welcome Denny Strigl to our board," said Antonio
M. Perez, Kodak's Chairman and Chief Executive Officer. "Denny is widely recognized as one of the most prominent architects of the wireless communications industry. He launched the first cellular communications network in the U.S. while leading Ameritech's Mobile Communications business, and during his leadership at Verizon Wireless, increased the company's revenue by nearly 121 percent. Denny will bring a depth of experience to the board in an industry that is increasingly relevant to Kodak."

       Mr. Strigl received his bachelor's degree in business administration from Canisius College, and his MBA from Fairleigh Dickinson University. He began his career with New York Telephone and held positions at AT&T and Wisconsin Telephone before becoming Vice President of American Bell, Inc. His career took him to senior leadership positions at Ameritech Mobile Communications, Bell Atlantic, and Bell Atlantic Global Wireless, where he was named president and CEO in 1991.


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       Mr. Strigl is past chairman of the Board of Directors of the
Cellular Telecommunications and Internet Association, and serves on the boards of directors of Verizon Wireless, Anadigics Inc., PNC Financial Services Group and PNC Bank. He also serves as chairman of the Board of Trustees of Canisius College.

       Mr. Strigl's election brings the Kodak board to 12 members, 11 of whom are independent directors, with Antonio Perez serving as the only non-independent director.


About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

To learn more, visit http://www.kodak.com/, and our blogs:
1000words.kodak.com, and 1000nerds.kodak.com.

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For photos of the above individuals, please contact: Christine Wiater,
Eastman Kodak Company,
at 585-724-2681 or christine.m.wiater@kodak.com.